UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934




                         Oxford Lane Capital Corporation
                     ---------------------------------------
                                (Name of Issuer)


                                 Preferred Stock
                                  ------------
                         (Title of Class of Securities)


                                    691543201
                                    ---------
                                  (CUSIP Number)


		         Oxford Lane Capital Corporation
		 8 Sound Shore Drive, Suit 225 Greenwich, CT 06830
	 	   	         (203) 983-5275
		 -------------------------------------------------
		 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


		     	        December 14, 2014
				-----------------
		(Date of Event which Requires Filing this Statement)



Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                     Page 1 of 5
SEC 1745 (10-88)

                                  SCHEDULE 13G

CUSIP NO.     691543201
              ---------
- ---------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert Forster
- -----------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /  /.
                                                              (b) /  /.

- ------------------------------
3.       SEC USE ONLY


- ------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

- -----------------------------
                                 5.       SOLE VOTING POWER
                                          40,753
           NUMBER OF
                                 -------- -------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     0
           OWNED BY
                                 -------- --------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING                      40,753
            PERSON
                                 -------- ---------------
             WITH                8.       SHARED DISPOSITIVE POWER
                                          0

- -------------------------------- --------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         40,753

- ------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES* /  /.

- ---------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.79%%

- ----------------------------------
12.      TYPE OF REPORTING PERSON*
         individual

- ------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).       Name of Issuer:
                 ---------------
                 Oxford Lane Capital Corporation


Item 1(b).       Address of Issuer's Principal Executive Offices:
                 ------------------------------------------------
                 Oxford Lane Management
                 8 Sound Shore Drive, Suite 225
		 Greenwich, CT 06830


Item 2(a).       Names of Person Filing:
                 -----------------------
                 Robert Forster

Item 2(b).       Address of Principal Business Office or, if none, Residence:
                 ------------------------------------------------------------
                 4144 249th St, Little Neck, NY 11363

Item 2(c).       Citizenship:
                 ------------
                 United States

Item 2(d).       Title of Class of Securities:
                 -----------------------------
                 Preferred Stock, Series 2017

Item 2(e).       CUSIP Number:
                 -------------
                 691543201


Item 3.          If this statement is filed pursuant to Rules 13d-1(b), or
                 ---------------------------------------------------------
                 13d-2(b), check whether the person filing is a:
                 -----------------------------------------------
                 (a) / / Broker or Dealer registered under Section 15 of the Act
                 (b) / / Bank as defined in section 3(a)(6) of the Act
                 (c) / / Insurance Company as defined in section 3(a)(19) of the
                         Act
                 (d) / / Investment Company registered under section 8 of the
                         Investment Company Act
                 (e) / / Investment Advisor registered under section 203 of the
                         Investment Advisers Act
                 (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                         see Sec.240.13d-1(b)(ii)(F) (Note: See Item 7)
                 (g) / / Parent Holding Company, in accordance with
                         Sec.240.13d-1(b)(ii)(G).  (Note: See Item 7)
                 (h) / / Group, in accordance with Sec.240.13d-1(b)(ii)(H).

Item 4.  Ownership:
         ----------
         (a) Amount Beneficially Owned: 40,753 as of 14th December 2014
                                        ------
         (b) Percent of Class: 6.79%
                               -----
         (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: 40,753
                                                               ------
                 (ii) shared power to vote or to direct the vote:  0
                                                                 -----
                 (iii) sole power to dispose or to direct the disposition of:
                        40,753
                        ------
                 (iv) shared power to dispose or to direct the disposition of:
                          0
                        -----

Item 5.          Ownership of Five Percent or Less of a Class:
                 ---------------------------------------------
                 no

Item 6.          Ownership of More than 5 Percent on Behalf of Another Person:
                 -------------------------------------------------------------
                 Not Applicable


Item 7.          Identification and Classification of the Subsidiary Which
                 ---------------------------------------------------------
                 Acquired the Security Being Reported on By the Parent Holding
                 -------------------------------------------------------------
                 Company:
                 --------
                 Not Applicable


Item 8.          Identification and Classification of Members of the Group:
                 ----------------------------------------------------------
                 Not Applicable


Item 9.          Notice of Dissolution of Group:
                 -------------------------------
                 Not Applicable


Item 10.         Certification:
                 --------------
                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: 14th December 2014
       -----------------
                                                      /s/   Robert Forster
                                                      -------------------------
                                                      Name: Robert Forster